                                                             EXHIBIT 8.1

                             July 24, 1997


American Honda Receivable Corp.
700 Van Ness Avenue
Torrance, California 90501


               Re:  Honda Auto Receivables 1997-A Grantor Trust
                    Asset Backed Certificates, Class A
                    -------------------------------------------

Dear Sirs:

      We have acted as counsel to American Honda Receivables Corp., a California corporation (the "Company") and a wholly owned subsidiary of American Honda Finance Corporation ("American Honda"). You have asked our opinion in connection with certain federal income tax matters arising under the Company's Registration Statement on form S-3 (No. 333-18095), including Amendment Nos. 1, 2 and 3 thereto (the Registration Statement and Amendments Nos. 1 and 2 were initially filed on Form S-1) (collectively, the "Registration Statement"), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

       As such counsel, we have examined the following (collectively, the "Documents"):

       1.  The Registration Statement;

       2. The Articles of Incorporation and Bylaws of the Company and American Honda, in each case as now in effect;

       3. The form of Pooling and Servicing Agreement to be dated as of July 1, 1997 (the "Agreement"), among the Company, as seller, American Honda, as servicer (in such capacity, the "Servicer"), and Bank of Tokyo-Mitsubishi Trust Company, as a trustee (the "Trustee''); and

       4. The form of Receivables Purchase Agreement to be dated as of July 1, 1997 (the "Receivables Purchase Agreement"), between the American Honda and the Company and filed as an exhibit to the Registration Statement.

       We understand that the structure of the proposed transaction is as set forth in the proposed transaction is as set forth in the Registration Statement. Pursuant to the Receivables Purchaser Agreement, American Honda will transfer retail installment sale contracts secured by the new Honda and Acura motor vehicles financed thereby (the "Receivables") generated in the ordinary course of its business to the Company. The company will in turn transfer the Receivables to the Honda Auto Receivables 1997-A Grantor Trust (the "Trust") which will be formed pursuant to the Pooling and Servicing Agreement and will cause Asset Backed Certificates (the "Certificates") to be issued thereunder. The Certificates will represent undivided interests in the assets of the Trust and will consist of one class of senior certificates (the "Class A Certificates") and one class of subordinated certificates (the "Class B Certificates"). The Company will sell the Class A Certificates to Credit Suisse First Boston Corporation, who in turn will sell the Class A Certificates to investors. Initially, the Company will retain the Class B Certificates. The Trustee will hold legal title to the Receivables and other assets of the Trust for the benefit of the Certificateholders, but will have no power to reinvest proceeds attributable to the Receivables or other assets of the Trust or to vary investments in the Trust in any manner.

      In rendering this opinion, we have relied, as to factual matters, solely upon the Registration Statement and on representations of the Servicer that, among other things, the Servicing Fee to be received by the Servicer pursuant to the Pooling and Servicing Agreement will be an ordinary and customary charge for the performance of management and servicing functions described in the Pooling and Servicing Agreement and that the terms of the Receivables Purchase Agreement and the Pooling and Servicing Agreement are fair and arm's-length. Our opinion is subject to the qualification that facts materially different from those set forth above may affect the opinion as expressed herein or prevent us from rendering this opinion. Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Pooling and Servicing Agreement.

      In addition, we have made such investigations of such matters of law as we deemed appropriate as a basis for the opinion expressed below. Further, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals. Our opinion is also based on the assumption that there are no agreements or understanding with respect to the transactions contemplated in the Documents other than those contained in the Documents.

      On the the basis of the foregoing and in reliance thereon and our consideration of such other matters of fact and questions of law as we have deemed necessary, we confirm (1) our opinion set forth in the Registration Statement under the heading "Federal Income Tax Consequences" and (2) that, subject to the qualifications set forth therein, the discussion set forth in the Registration Statement under such heading is an accurate summary of the United States federal income tax matters described therein.

      The opinion set forth herein is based on the exiting provisions of the Code and Treasury regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time. Any such changes may be retroactive in application and could modify the legal conclusions on which such opinion is based. The opinion expressed herein is limited as described above, and we do not express an opinion on any other legal or income tax aspect of the transactions contemplated by the Documents relating to the transaction.

      In rendering the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States. This opinion is rendered as of the date hereof and we undertake no obligation to update this opinion or advise you of changes in the event that there is any change in legal authorities, facts, assumptions or Documents pursuant to any opinion of counsel or a waiver, or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering this opinion, unless we are specifically engaged to do so.

      We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the captions "Federal Income Tax Consequences" and "Legal Matters".


                                       Very truly yours,


                                       /s/ BROWN & WOOD LLP